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                   Sullivan & Worcester LLP      T 202 775 1200
                   1666 K Street, NW             F 202 293 2275
                   Washington, DC 20006          www.sandw.com

                                          March 10, 2006

Large Cap Portfolio
The Travelers Series Trust
One Cityplace
Hartford, Connecticut 06103

FI Large Cap Portfolio
Metropolitan Series Fund, Inc.
501 Boylston Street
Boston, Massachusetts 02116

    Re: Reorganization of Large Cap Portfolio into a Series of a Maryland Corporation
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Ladies and Gentlemen:

   You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

                          Parties to the Transaction
                          ---------------------------

   Large Cap Portfolio ("Original Fund") is a series of The Travelers Series Trust ("Original Trust"), a Massachusetts business trust.

   FI Large Cap Portfolio ("Successor Fund") is a series of Metropolitan Series Fund, Inc., a Maryland corporation ("Successor Company").

                      Description of Proposed Transaction
                      -----------------------------------

   In the proposed transaction (the "Reorganization"), Successor Fund will acquire all of the assets of Original Fund in exchange for shares of Successor Fund of equivalent value and the assumption of the identified liabilities of Original Fund. Original Fund will then liquidate and distribute all of the Successor Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Original Fund, in complete redemption of all outstanding shares of Original Fund, and promptly thereafter will proceed to dissolve.

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Large Cap Portfolio
FI Large Cap Portfolio
March 10, 2006
Page 2

                        Scope of Review and Assumptions
                        -------------------------------

   In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization among Successor Company with respect to Successor Fund, Original Trust with respect to Original Fund and Metropolitan Life Insurance Company (the "Reorganization Agreement") dated January 31, 2006 which is enclosed as Appendix A-1 in proxy materials to be dated on or about March 9, 2006 and submitted to the Securities and Exchange Commission on or about
March 10, 2006, which describes the proposed transaction, and on the information provided in such proxy materials. We have relied, without independent verification, upon the factual statements made therein, and assume that there has been no change in material facts disclosed therein between the date thereof and the date of this opinion. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

                                Representations
                                ---------------

   Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Original Fund and Successor Fund, and we have without independent verification relied upon such representations in rendering our opinions.

                                   Opinions
                                   --------

   Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:

   1. The transfer of all of the assets of Original Fund in exchange for shares of Successor Fund and assumption by Successor Fund of the identified liabilities of Original Fund followed by the distribution of said Successor Fund shares pro rata to the separate accounts as shareholders of Original Fund in liquidation of Original Fund will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and Successor Fund and Original Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

   2. No gain or loss will be recognized by Successor Fund upon the receipt of the assets of Original Fund solely in exchange for Successor Fund shares and the assumption by Successor Fund of the identified liabilities of Original Fund.

   3. No gain or loss will be recognized by Original Fund upon the transfer of its assets to Successor Fund in exchange for Successor Fund shares, the assumption by Successor Fund of the identified liabilities of Original Fund, or upon the distribution (whether actual or constructive) of such Successor Fund shares to the separate accounts as shareholders of Original Fund in exchange for their Original Fund shares.

   4. The separate accounts as shareholders of Original Fund will recognize no gain or loss upon the exchange of their Original Fund shares for Successor Fund shares in liquidation of Original Fund.

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Large Cap Portfolio
FI Large Cap Portfolio
March 10, 2006
Page 3

   5. The aggregate tax basis of the Successor Fund shares received by each separate account as a shareholder of Original Fund pursuant to the Reorganization will be the same as the aggregate tax basis of the Original Fund shares held by such separate account shareholder immediately prior to the Reorganization, and the holding period of the Successor Fund shares to be received by each separate account as a shareholder of Original Fund will include the period during which the Original Fund shares exchanged therefor were held by such separate account shareholder (provided the Original Fund shares were held as capital assets on the date of the Reorganization).

   6. The tax basis of the assets of Original Fund acquired by Successor Fund will be the same as the tax basis of those assets to Original Fund immediately prior to the Reorganization, and the holding periods of the assets of Original Fund in the hands of Successor Fund will include the respective periods during which those assets were held by Original Fund.

   7. Successor Fund will succeed to and take into account capital loss carryovers, if any, of Original Fund described in section 381(c) of the Code. Successor Fund will take any capital loss carryovers into account subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

   The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.6 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,

                                                  /s/ Sullivan & Worcester LLP
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                                                  SULLIVAN & WORCESTER LLP